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------                           U.S. SECURITIES AND EXCHANGE COMMISSION                              ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:        3235-0287
[ ] Check box if no                                                                                   Expires: December 31, 2001
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response....... 0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Please Print or Type Responses)
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
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Karatz, Bruce                                  Kaufman and Broad Home Corporation (KBH)      Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
    10990 Wilshire Blvd.                          Number of Reporting        Month/Year          X  Officer (give    Other (Specify
---------------------------------------------     Person (Voluntary)         December 2000      ----        title ---       below)
                 (Street)                                                 ------------------                below)
    Los Angeles, CA 90024                                                 5. If Amendment,             Chairman/President/CEO
---------------------------------------------  --------------------------    Date of Original       --------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5. Amount of Se-    6. Owner-     7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)          curities Benefi-    ship          of In-
                                   Date        Code         (Instr. 3, 4 and 5)         cially Owned at     Form:         direct
                                               (Instr. 8)                               End of Month        Direct        Benefi-
                                  (Month/                                               (Instr. 3 and 4)    (D) or        cial
                                   Day/   ---------------------------------------                           Indirect      Owner-
                                   Year)  Code    V      Amount   (A) or    Price                           (I)           ship
                                                                  (D)                                       (Instr. 4)    (Instr. 4)
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Common Stock                    12/19/00    M           242,900    A       $ 4.75000                            D
                                           (1)
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Common Stock                    12/19/00    S           242,900    D       $34.43970                            D
                                           (1)
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Common Stock                    12/20/00    M            96,900    A       $ 4.75000                            D
                                           (1)
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Common Stock                    12/20/00    S            96,900    D       $32.23820                            D
                                           (1)
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Common Stock                    12/26/00    M           319,472    A       $ 4.75000                            D
                                           (1)
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Common Stock                    12/26/00    S           319,472    D       $33.45950                            D
                                           (1)
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Common Stock                    12/27/00    M           108,000    A       $ 4.75000                            D
                                           (1)
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Common Stock                    12/27/00    S           108,000    D       $33.05530                            D
                                           (1)
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Common Stock                    12/28/00    M            42,000    A       $ 4.75000                            D
                                           (1)
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Common Stock                    12/28/00    S            42,000    D       $33.11340           351,639          D
                                           (1)
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Remainder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Potential persons who are respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
                                                                                                   Page 1 of 2 pages SEC 1474 (3-99)

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Non-Qualified Stock         $4.75000   12/19/00     M                242,900  07/24/93 07/24/03  Common   242,900
Option (right to buy)                              (1)                                           Stock
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Non-Qualified Stock         $4.75000   12/20/00     M                 96,900  07/24/93 07/24/03  Common    96,900
Option (right to buy)                              (1)                                           Stock
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Non-Qualified Stock         $4.75000   12/26/00     M                319,472  07/24/93 07/24/03  Common   319,472
Option (right to buy)                              (1)                                           Stock
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Non-Qualified Stock         $4.75000   12/27/00     M                108,000  07/24/93 07/24/03  Common   108,000
Option (right to buy)                              (1)                                           Stock
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Non-Qualified Stock         $4.75000   12/28/00     M                 42,000  7/24/93 07/24/03   Common    42,900
Option (right to buy)                              (1)                                           Stock
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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                              D
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                              D
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                              D
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                              D
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      0                       D
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Kimberly N. King            1/4/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
                                                                                          By:  Kimberly N. King, Attorney in Fact
                                                                                          For: Bruce Karatz


Note: File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number

Karatz, Bruce                          Kaufman and Broad Home Corporation (KBH)
10990 Wilshire Blvd.                   December 2000
Los Angeles, CA 90024

(1) The transactions reported were executed by the reporting person in connection with the settlement of his marital dissolution.

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                                                                                                                   SEC 1474 (3-99)
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